BlackRock Utilities and Telecommunications Fund, Inc.

77(I)

Terms of new or amended securities

Effective September 29, 2006, the establishment and designation of Classes are as follows:

1.

The Class A Shares of the Series are redesignated Investor A Shares.  The Investor A Shares shall retain the same preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the former Class A Shares.

2.

The Class B Shares of the Series are redesignated Investor B1 Shares.  The Investor B1 Shares shall retain the same preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the former Class B Shares.

3.

The Class C Shares of the Series are redesignated Investor C1 Shares.  The Investor C Shares shall retain the same preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the former Class C Shares.

4.

The Class I Shares of the Series are redesignated Institutional Shares.  The Institutional Shares shall retain the same preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the former Class I Shares.

5.

The new classes of shares are designated Investor B Shares and Investor C Shares.

6.

The classes of Shares established and designated are as follows:

a.

Investor A Shares

b.

Investor B Shares

c.

Investor B1 Shares

d.

Investor C Shares

e.

Investor C1 Shares

f.

Institutional Shares